Exhibit 10.2
AMENDMENT TO INVESTMENT AGREEMENT
This AMENDMENT (this “Amendment”), dated as of September 11, 2025, to that certain Investment Agreement by and among the Company (defined below) and the purchasers identified therein, including Dragoneer, dated as of January 27, 2022 (the “Investment Agreement”), is entered into by and among Oasis FD Holdings, LP (“Dragoneer”), acting through its general partner, Dragoneer CF GP, LLC, and Oscar Health, Inc., a Delaware corporation (the “Company”), in connection with the Company’s potential new offering of convertible notes (the “New Notes”). Capitalized terms used herein that are not otherwise defined are used as defined in the Investment Agreement.
RECITALS
WHEREAS, pursuant to Section 5.03 of the Investment Agreement (the “Debt Amendment Provision”), to the extent the Initial Purchasers hold the Minimum Notes Amount, such Initial Purchasers may amend in whole or in part Section 4.09 of the Investment Agreement at any time by an agreement in writing between the Company and the Initial Purchasers holding the Minimum Notes Amount.
WHEREAS, Dragoneer holds the Dragoneer Minimum Notes Amount under the Debt Amendment Provision and accordingly, the Company has requested that Dragoneer agree to, and Dragoneer has agreed to, amend the Investment Agreement to permit the incurrence of the New Notes as described further herein.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:
SECTION 1. Amendment to Investment Agreement. On the date of and immediately prior to the consummation of the offering of the New Notes, and subject to the terms hereof, the Investment Agreement is hereby amended as follows:
1.1.The defined term “Permitted Indebtedness” is hereby amended as follows:
1.1.1Clause (i) is amended and restated as follows:
“(i) any Indebtedness that is expressly subordinated in right of payment or security to the Notes pursuant to a written agreement, in an aggregate principal amount at any time outstanding not to exceed $250.0 million; provided that any Indebtedness incurred pursuant to clauses (vi), (viii) and/or (ix) below shall reduce, on a dollar-for-dollar basis, the aggregate principal amount of Indebtedness that can be incurred pursuant to this clause (i); provided further that for so long as Dragoneer holds at least the Dragoneer Minimum Notes Amount, the Company and its subsidiaries shall not voluntarily purchase, repurchase, redeem, exchange, repay or otherwise refinance any such additional Indebtedness (and, for the avoidance of doubt, shall not enter into any agreement that would require the Company to take any action prohibited by this proviso), other than a Permitted Refinancing;”

1.1.2Clause (vii) and (viii) is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text):

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SECTION 2. “(vii) Indebtedness of any Person that becomes a subsidiary of the Company after the date hereof; provided that (a) such Indebtedness exists at the time such Person becomes a subsidiary of the Company and is not created in contemplation of or in connection with such Person becoming a subsidiary of the Company, (b) immediately before and after such Person becomes a subsidiary of the Company, no Default or Event of Default (each as defined in the Indenture) shall have occurred and be continuing and (c) the aggregate principal amount of Indebtedness permitted by this Section shall not exceed $30.0 at any time outstanding;
SECTION 3. (viii) Indebtedness in an aggregate outstanding principal amount, which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause and then outstanding, will not exceed $15.0 million; and
3.1.1A new clause (ix) is added as follows:
3.1.“(ix) Indebtedness incurred in a single transaction consummated on or before October 1, 2025 and represented by convertible notes in an aggregate outstanding principal amount not to exceed $410.0 million; provided that such Indebtedness is and remains expressly subordinated in right of payment to the Notes, so long as (a) Dragoneer holds at least the Dragoneer Minimum Notes Amount; or (b) the Initial Purchasers collectively hold at least the Minimum Notes Amount; provided further that for so long as Dragoneer holds at least the Dragoneer Minimum Notes Amount, the Company and its subsidiaries shall not voluntarily purchase, repurchase, redeem, exchange, repay or otherwise refinance any such additional Indebtedness (and, for the avoidance of doubt, shall not enter into any agreement that would require the Company to take any action prohibited by this proviso), other than (x) in connection with a fundamental change or similar concept (as customarily defined), (y) conversions of the convertible notes incurred under this clause (ix) in accordance with their terms or (z) a Permitted Refinancing.”
3.2.Except as specifically amended by this Section 1.1, the definition of “Permitted Indebtedness” shall remain in full force as set forth in the Investment Agreement.
3.3.The defined term “Permitted Refinancing” is hereby amended and restated as follows:
SECTION 4. “‘Permitted Refinancing’ shall mean any extension, renewal, replacement or refinancing, in whole or part, of any Permitted Indebtedness under clauses (i) and (ix) of the definition thereof to the extent, (a) in the case of Permitted Indebtedness incurred under clause (i), the principal amount of such Indebtedness, together with all other Permitted Indebtedness under clause (i) of the definition thereof, does not exceed $250 million and (b) in the case of Permitted Indebtedness incurred under clause (ix), the principal amount of such Indebtedness does not exceed the aggregate principal amount of Indebtedness incurred under clause (ix) of the definition of “Permitted Indebtedness”; provided that in each case neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased,

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the interest rate on such Indebtedness is not increased by more than 150% of the interest rate on the initial Indebtedness incurred, no cash payment is made, directly or indirectly, by the Company to or for the benefit of the lenders (except for customary fees and expenses not to exceed $5.0 million), the original obligors in respect of such Indebtedness remain the only obligors thereon and such Permitted Refinancing would otherwise be Permitted Indebtedness.”
SECTION 5. Subordination. The Company agrees that the New Notes will be expressly subordinated to the Notes pursuant to their terms in a form reasonably satisfactory to Dragoneer. The Company further agrees that it shall not amend such subordination provisions without the express written consent of Dragoneer unless and until such time as Dragoneer ceases to hold the Dragoneer Minimum Notes Amount under the Debt Amendment Provision.
SECTION 6. Termination. This Amendment shall terminate and be of no force or effect if the offering of the New Notes on the terms contemplated by clause (ix) of the definition of Permitted Indebtedness above is not consummated on or before October 1, 2025 (the “Offering”).
SECTION 7. Miscellaneous.
7.1.Representations and Warranties. Each of the Company and Dragoneer hereby (a) represent and warrant that this Amendment is the legal and binding obligation of such party and is enforceable against such party in accordance with its terms and (b) acknowledge and consent to all of the terms and conditions of this Amendment.
7.2.Credit Agreement Amendment. The Company agrees that it shall not enter into any amendment to the Credit Agreement related to, or in connection with, the issuance of the New Notes without providing prior notice to Dragoneer.
7.3.No Other Changes. Except as specifically amended by this Amendment, the Investment Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect in accordance with the terms thereof and are hereby ratified and confirmed.
7.4.Miscellaneous. Sections 5.04, 5.07 and 5.08 of the Investment Agreement shall apply to this Amendment, mutatis mutandis, as if references therein to “Agreement” were references to the “Amendment”.
7.5.Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Investment Agreement.
7.6.Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Amendment.
7.7.Multiple Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.
7.8.REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
7.9.SIGNATURE PAGES FOLLOW.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
Oscar Health, Inc.
By:/s/ Scott Blackley___________________________
Name: Scott Blackley
Title: Chief Financial Officer

OASIS FD HOLDINGS, LP
By: DRAGONEER CF GP, LLC its General Partner
By:/s/ Michael P. Dimitruk
 Name: Michael P. Dimitruk
Title: Authorized Signatory

[Signature Page to Dragoneer Amendment]
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